Exhibit 4.1

Brigham Minerals CLASS A COMMON STOCK CUSIP INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE THIS CERTIFIES THAT IS THE REGISTERED HOLDER OF FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE OF BRIGHAM MINERALS, INC. transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar. WITNESS, the facsimile signature of the Corporation’s duly authorized officers. Dated: Robert M. Roosa, Chief Executive Officer [SEAL] Blake C. Williams, Chief Financial Officer